Annex to the ADC-Agreement:

The Austrian Depositary Certificate has the following wording:

AUSTRIAN DEPOSITARY CERTIFICATE

in respect of

registered shares of common stock with a par value of $0.01 of

Century Casinos, Inc., Colorado Springs, U.S.A. (“Company”)

Oesterreichische Kontrollbank Aktiengesellschaft ("OeKB"), Vienna, holds 7,132,667 registered shares of common stock with a par value of $0.01 each of Century Casinos, Inc. (the "Company" and the “Shares“). The Shares are registered in the register of shareholders of the Company in the name of OeKB or its agent. The Shares are kept on deposit in the name of OeKB with the Austrian Central Securities Depositary (the “CSD”), which holds the Shares with its respective custodian in the United States of America (the “Custodian“), each of which is represented by a certificate (each a “Certificate”), all of which are represented hereby. The amount of Shares held with the CSD and registered in the name of OeKB or OeKB’s agent corresponds at all times to the notation on the schedule (the “Notation“) attached to this ADC and each such Share shall be represented by a Certificate. A Certificate Holder (as defined below) is not entitled to receive delivery of physical Certificates.

Each Certificate entitles its holder (the “Certificate Holder“) to receive one Share. OeKB or its agent provides the rights for and delegates the obligations to each

Certificate Holder which it obtained upon registration in the register of shareholders of the Company as if the Certificate Holder itself were registered.

OeKB has not scrutinized the Company in any respect, particularly as regards its financial standing and economic soundness or as regards to its due organization and valid existence. OeKB does not assume any responsibility for damages which a Certificate Holder or any other third party might suffer by investments in the Shares.

The terms and the conditions of the Certificates attached to this ADC shall apply and form part of this ADC. The ADC bears the signatures of two duly authorized signatories of OeKB.

Vienna,

Oesterreichische Kontrollbank Aktiengesellschaft

Terms and conditions of the Certificates (the „Conditions“)

1.
OeKB undertakes that each Certificate Holder is entitled, subject to mandatory United States law and in accordance with the Certificate of Incorporation and other regulations of the Company, to instruct CSD via his deposit bank to deliver at the cost of same to any appropriate account such number of Shares not exceeding the number of Certificates held by or on behalf of himself. OeKB undertakes that upon receipt of such request, CSD shall immediately instruct the Custodian to have the appropriate number of Shares registered in the respective name and to deliver these Shares as instructed. OeKB represents that the ADC is decreased accordingly by the corresponding number of said Certificates. Any shareholder may deliver his shares of common stock to the Custodian to be credited to the account of CSD (on behalf of OeKB as issuer of the ADC). Immediately upon receipt of notification of the credit entry and confirmation of the registration of OeKB or OeKB’s agent, (i) OeKB will issue an amount of Certificates which corresponds to the amount of shares of common stock credited and (ii) CSD will credit those Certificates to such deposit bank in the CSD which acts on behalf of the deposit bank that has been named by the shareholder.

The Certificate Holder shall bear all costs, taxes, fees and duties arising in connection with the delivery, including all fees such as those of a notary, as the case may be.

A Certificate Holder is not entitled to receive delivery of physical Certificates.

2.      OeKB undertakes that the Custodian will forward to CSD without delay any dividends or other amounts received in the original currency.
OeKB undertakes that CSD shall forward cash dividends received from the Custodian to each Certificate Holder through his deposit bank without any deduction of any fees of OeKB/CSD. Stock dividends of at least one share, shares deriving from stock splits, bonus shares and similarly created Shares shall be credited to the Certificate Holder through his deposit bank in the form of additional Certificates. If a rateable allocation of such shares to the Certificate Holder, corresponding to the number of his holdings, is not possible, OeKB will instruct CSD to attempt to sell the relevant rights on a best efforts basis and shall rateably distribute the proceeds of the sale to the deposit banks in favour of the Certificate Holder in proportion to the Certificates held by same. Should subscription rights be granted, OeKB shall allow the Certificate Holder to subscribe via his deposit bank. Moreover, OeKB will sell new Shares, subscription rights, fractional entitlements or other rights arising from the Shares on a best efforts basis, upon instruction of the Certificate Holder via his deposit bank and to distribute the proceeds as described above.

All payments to the Certificate Holder shall be made via his deposit banks, in accordance with the General Terms and Conditions of the CSD

3.
OeKB shall not exercise the voting rights of the Shares credited at any given time to the account of the CSD with the Custodian but CSD shall, upon receipt, forward via their deposit banks proxy statements, forms of voting instruction and all related materials for stockholder meetings of the Company to those Certificate Holders who held Certificates on the record date for such meeting. Each Certificate Holder shall be entitled to provide voting instructions via his deposit bank as to the number of Shares represented by the Certificates held by such Certificate Holder, and OeKB or its agent shall instruct the Custodian to deliver a proxy to the Company reflecting the aggregate voting instructions received from Certificate Holders on account of the Shares then held on deposit.

Each Certificate-Holder is entitled to vote, as described in the following, in general meetings of stockholders of the Company according to the number of Certificates he holds in the ADC. Subject to the laws of the United States, the State of Delaware and to the Certificate of Incorporation and the By-Laws of the Company, the Bank which arranged for shares of the Company to be traded in Austria, as well as the Company are obliged to see to it that each Certificate-Holder is able to vote on the basis of a voting proxy issued by OeKB without having to re-register the Shares for the time of the general meeting.

The costs for voting procedures described above are to be borne by the Certificate Holder via his deposit bank.

4.	If the ADC is at any time subject to any taxes, fees and/or duties, the Certificate Holder shall bear these taxes, fees and/or duties in respect of the Certificates of same via his deposit bank.

OeKB shall, at any time, be entitled to charge a Certificate Holder via his deposit bank rateably all taxes, fees and/or duties to which OeKB may be subject, due to the fact that it holds the Shares.

5.
If other securities, other property or rights should replace the Shares in the event of a change in capital or due to a merger, conversion, change of name, or for any other reason, the right of a Certificate Holder to obtain Shares shall be converted into the right to obtain such replacements. The Conditions of the ADC shall then apply mutatis mutandis to any new or replacement certificates.

6.	CSD shall be entitled to replace the Custodian by another institution of the same standing.

7.
OeKB undertakes that all relevant information relating to the Shares received by competent sources shall be forwarded via the CSD according to its General Terms and Conditions to the Certificate Holder via his deposit bank.

8.
All Certificate Holders shall bear jointly all economic and legal risks and losses in respect of Shares held by OeKB or its agent due to, e.g., market and exchange rate changes, as well as to acts of God. OeKB shall not be liable for damages which arise outside its sphere of influence, caused by disruptions over which it has no control, be it of its own operations or of the services it uses to fulfill its obligations.

9.
If a provision of the Conditions is or shall become entirely or partially invalid or unenforceable, the other provisions shall remain valid. An invalid or unenforceable provision shall be replaced by a valid and enforceable provision which meets the purposes of these Conditions.

10.	All relations between the Certificate Holder and OeKB are governed by the laws of Austria. Exclusive place of jurisdiction is Vienna.

11.	Amendments by OeKB to the Conditions are only permitted if the rights of the Certificate Holder are not prejudiced, except in the event that the amendment be required due to amendments
(i)	either of mandatory statutory law
  (ii) or of the Certificate of Incorporation of the Company.

12.
If deemed reasonable by OeKB and neither prohibited by the Certificate of Incorporation and the By-Laws nor under the laws governing the Company, OeKB shall procure the entry of an agent on its behalf in the register of shareholders of the Company and/or on the Shares.

13.
OeKB shall not exercise any rights accruing to OeKB on account of the Shares credited at any given time to the account of the CSD with the Custodian, including but not limited to any purchase rights pursuant to the Rights Agreement between the Company and American Securities Transfer and Trust, Inc., dated April 29, 1999, but shall, upon receipt of notification of any such rights, forward such notification and all related materials to those Certificate Holders who held Certificates on the record date for such rights via their deposit banks. Such Certificate Holders shall be entitled to provide via their deposit banks instructions as to the exercise of such rights for the number of Shares represented by the Certificates held by such Certificate Holders, and OeKB shall instruct the Custodian via the CSD on the exercise of any and all such rights in accordance with instructions received by OeKB from the Certificate Holders. Total costs upon exercise of any such rights will be charged to the Certificate Holders via their deposit banks.

14.
Whenever the Company shall elect to redeem Shares in accordance with Article FOURTH Section D of the Company’s Certificate of Incorporation, the Company shall deliver written notice to OeKB or its agent, with copy to OeKB, of the number of Shares to be so redeemed and the Certificate Holder(s) subject to such redemption (including the CSD participant through which the Certificate Holder holds the Certificates and his securities account with such CSD participant), which notice shall be accompanied by a certificate from the Company stating that such redemption is in accordance with the provisions of the Certificate of Incorporation. On the date of such redemption, provided that the Company shall then have paid in full to CSD’s cash account with the Custodian the redemption price of the Shares to be redeemed, the Custodian shall deliver such redemption price to OeKB, and OeKB shall deliver such redemption price via CSD and the deposit banks to the affected Certificate Holder(s), cancel their Certificates, and reduce the ADC accordingly. The Custodian shall, upon delivery of the redemption price to OeKB, deliver the redeemed Shares to the Company for cancellation and make arrangements for the issuance of a replacement certificate for the remaining amount of Shares to be issued in the name of OeKB or its agent.

15.
In connection with the exercise of any rights of Certificate-Holders under the Conditions, the Custodian and OeKB are entitled to require Certificate-Holders to file documents, execute certificates, make representations and warranties and provide any other information required via their deposit banks.

16.
OeKB is entitled to terminate the ADC upon six months prior notice and wind it up so that the Certificate Holders will then avail of shares of common stock in an amount corresponding to the amount of Certificates previously held by them. At the end of the termination period such trustee will, subject to any other agreement, be registered instead of OeKB or OeKB’s agent on the Shares which is generally registered for the shares to make the Shares fungible with the shares.